Exhibit 99(a)(1)

ATLANTICUS HOLDINGS CORPORATION
OFFER TO PURCHASE
FOR
5.875% CONVERTIBLE SENIOR NOTES DUE 2035
CUSIP Numbers 20478N AC 4 and 20478N AD 2

This tender offer and the related withdrawal rights will expire at 11:59 p.m., New York City time, on July 21, 2014, unless extended by Atlanticus Holdings Corporation (such time and date, as the same may be extended, the “Expiration Date”).

Atlanticus Holdings Corporation, a Georgia corporation (“Atlanticus,” the “Company,” “we,” “us” or “our”), is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”), up to $100 million aggregate principal amount (the “Tender Cap”) of our outstanding 5.875% Convertible Senior Notes due 2035 (the “Securities”). The Securities were issued pursuant to an Indenture, dated as of November 23, 2005 (the “Original Indenture”), between the Company, as successor Person under Article 5 of the Original Indenture to CompuCredit Corporation, and U.S. Bank National Association, as successor to Wachovia Bank, National Association, as trustee (the “Trustee” or “Paying Agent”), as supplemented by the Supplemental Indenture, dated as of June 30, 2009, among the Company, CompuCredit Corporation and the Trustee (individually, the “Supplemental Indenture” and collectively with the Original Indenture, the “Indenture”). As of June 19, 2014, there was approximately $139.5 million aggregate principal amount of the Securities outstanding. The up to $100 million aggregate principal amount of the Securities we are offering to purchase pursuant to this Offer to Purchase represents approximately 71.7% of the outstanding Securities. The Company will fund the Purchase Price (as defined below) through a secured loan senior in right of payment to the Securities and any other current or future unsecured obligations of the Company. The offer to purchase the Securities described herein is referred to as the “Offer.”

We are conducting the Offer through a procedure commonly called a “Modified Dutch Auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell the Securities. We are offering to purchase the Securities up to the Tender Cap at a price (in increments of $0.50 per $1,000 principal amount) not greater than $360 nor less than $300 per $1,000 principal amount (the “Price Range”). Under the “Modified Dutch Auction” procedure, we will determine a single price that we will pay per $1,000 principal amount for the Securities validly tendered and not properly withdrawn taking into account the total amount of the Securities tendered and the prices specified by tendering Holders. We will select the lowest purchase price that will allow us to purchase up to $100 million aggregate principal amount of the Securities or such lesser amount of such Securities as are validly tendered and not properly withdrawn, at a price within the Price Range, provided that, if an aggregate of $75,000,000 or more in principal amount of the Securities is validly tendered and not properly withdrawn pursuant to the Offer, the Company will pay a purchase price of $420 per $1,000 principal amount of the Securities validly tendered and accepted for purchase (the “Purchase Price”). No tenders will be accepted outside the Price Range.  All Securities acquired pursuant to this Offer will be acquired at the same Purchase Price, including those Securities tendered at a price lower than the Purchase Price.  Only Securities validly tendered at prices at or below the applicable Purchase Price selected by us, and not properly withdrawn, will be purchased.

By tendering the Securities, Holders will be agreeing to waive their right to receive payment for accrued and unpaid interest on the Securities validly tendered and accepted for purchase, from the last interest payment date to the date on which such Securities are purchased.

The principal amount of the Securities may be prorated as set forth in this Offer to Purchase. Due to the proration provisions described in this Offer to Purchase, we may not purchase all of the Securities tendered at or below the Purchase Price if more than the aggregate principal amount of Securities that we seek to purchase are tendered at or below the Purchase Price. Securities not purchased in the Offer will be returned to the tendering Holders at our expense promptly after the expiration of the Offer.

The decision to tender or not tender Securities pursuant to this Offer involves certain risks that should be considered. See “Certain Significant Considerations” on page 6.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or any related documents. Any representation to the contrary is a criminal offense.

Subject to the terms and conditions of the Indenture, the Securities are convertible into cash and shares of our Common Stock, no par value (the “Common Stock”), if any, at a conversion rate of 40.6262 shares per $1,000 principal amount of Securities (equal to a conversion price of approximately $24.61 per share), in each case subject to adjustment. The Securities are not listed for trading on any national securities exchange. There is no established public market for the Securities, and we believe that trading in the Securities has been limited. The Securities that were issued in the original private placement are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market; those Securities that were resold under the registration statement on Form S-3, filed on March 10, 2006 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), are not eligible for trading on the PORTAL Market. Atlanticus’ Common Stock is currently traded on the NASDAQ Global Select Market ("NASDAQ") under the symbol “ATLC.” The closing price of our Common Stock on June 19, 2014 was $2.89 per share.

The Trustee and Paying Agent is:
U.S. Bank National Association.

Contact Information:

U.S. Bank National Association
Mail Code: EP-MN-WS2N
111 Fillmore Avenue
St. Paul, MN 55107-1402
Attention: Specialized Finance

Fax: 651-466-7372
E-mail: cts.specfinance@usbank.com
For Information: (800) 934-6802

Dated: June 23, 2014

IMPORTANT INFORMATION
This Offer to Purchase contains important information that should be read before any decision is made with respect to the Offer. None of Atlanticus, the Trustee or the Paying Agent makes any recommendation as to whether or not you should tender Securities pursuant to the Offer. Each Holder must make its own decision as to whether to tender its Securities and, if so, the principal amount of the Securities to be tendered and the price at which it will tender.

Subject to applicable law, Atlanticus reserves the right, in its sole discretion, to (1) waive any condition to this Offer and accept all Securities previously tendered pursuant to the Offer up to an aggregate principal amount of $100 million, and subject to proration described herein, (2) extend the Expiration Date and retain all Securities tendered pursuant to this Offer, subject, however, to the withdrawal rights of Holders as described under “Important Information Concerning the Offer — Right of Withdrawal,” (3) amend the terms of the Offer in any respect, and (4) terminate the Offer and not accept for purchase any Securities upon failure of any of the conditions to the Offer. Any amendment to this Offer to Purchase will apply to all Securities tendered pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment) and applicable law, promptly following the Expiration Date, Atlanticus will purchase, by accepting for purchase, and will pay for all Securities validly tendered (and not validly withdrawn) pursuant to the Offer, subject to the Tender Cap. We will forward to the Paying Agent the appropriate amount of cash required to pay the Purchase Price in immediately available (same-day) funds. The Paying Agent will distribute promptly the cash to the Depository Trust Company ("DTC"), the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

In the event that the Offer is withdrawn or otherwise not completed, the Purchase Price with respect to the Offer will not be paid or become payable to Holders who have validly tendered their Securities in connection with the Offer. In any such event, any Securities previously tendered in the Offer will be promptly returned to the tendering Holder in accordance with Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

A beneficial owner whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact its nominee if the beneficial owner desires to tender its Securities. Participants in DTC must transmit their acceptance to DTC through the DTC Automated Tender Offer Program (“ATOP”). Any questions or requests for assistance or additional copies of this Offer to Purchase may be directed to the Paying Agent using the contact information set forth on the front cover of this Offer to Purchase. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. See “Important Information Concerning the Offer — Procedures for Tendering the Securities.”

Tenders of Securities made on or prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable except that Securities not yet accepted for purchase may be withdrawn at any time after August 18, 2014 (40 business days after the commencement of the Offer). See “Important Information Concerning the Offer — Right of Withdrawal.”

Holders who do not tender their Securities for purchase pursuant to the Offer or who withdraw their Securities on or prior to the Expiration Date will continue to hold Securities pursuant to the terms of the Indenture governing the Securities. The Securities are not listed for trading on any national securities

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exchange. There is no established public market for the Securities, and we believe that trading in the Securities has been limited. The Securities that were issued in the original private placement are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market; those Securities that were resold under the registration statement on Form S-3, filed on March 10, 2006 pursuant to the Securities Act, are not eligible for trading on the PORTAL Market. Atlanticus’ Common Stock is currently traded on NASDAQ under the symbol “ATLC.” The Securities are unsecured obligations of Atlanticus and are effectively subordinated to any of our existing and future secured obligations to the extent of the value of the assets securing such obligations. See “Important Information Concerning the Offer — Material U.S. Federal Income Tax Consequences” for a discussion of certain factors that should be considered in evaluating the Offer.

This Offer does not constitute an offer to purchase Securities in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make an offer under applicable securities or blue sky laws. The information contained in this Offer to Purchase is correct as of the date hereof and any subsequent material change to such information will be promptly disseminated to Holders in a manner reasonably calculated to inform such Holders of such change.

Atlanticus and its affiliates, including its executive officers and directors, will be prohibited by Exchange Act Rule 13e-4 from purchasing any of the Securities outside the Offer until at least the tenth business day after the expiration or termination of the Offer. Following that time, Atlanticus and its affiliates reserve the absolute right, in their sole discretion from time to time in the future, to purchase any of the Securities, whether or not any Securities are purchased pursuant to the Offer, through repurchase or redemption of the Securities pursuant to their terms, or through open market purchases, privately negotiated transactions or otherwise, upon such terms and at such prices as Atlanticus or any of its affiliates may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Atlanticus cannot assure you as to which, if any, of these alternatives (or combinations thereof) Atlanticus or any of its affiliates might pursue.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase and, if given or made, that information or representation may not be relied upon as having been authorized by Atlanticus.

The CUSIP numbers referenced in this Offer to Purchase have been assigned by Standard & Poor’s Corporation and are included solely for the convenience of the Holders. None of Atlanticus, the Trustee or Paying Agent is responsible for the selection or use of the CUSIP numbers listed on the front cover page of this Offer to Purchase, and no representation is made as to their correctness on the Securities or as indicated in this Offer to Purchase or any other document.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the information incorporated by reference in this Offer to Purchase contain certain statements that are forward-looking. You should not place undue reliance on these statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These forward-looking statements reflect the views of our senior management with respect to our financial performance and future events with respect to our business and our industry in general. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” or the negative and similar statements of a future or forward-looking nature may identify forward-looking statements. These forward-looking statements address matters that involve risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in these statements. These factors include, among others, those discussed in this Offer to Purchase and the section entitled “Risk Factors” under Item 1A of Part I of Atlanticus’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. There also are other factors that we may not describe, generally because we currently do not perceive them to be material, which could cause actual results to differ materially from our expectations.

We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

No person has been authorized to give any information or to make any representation other than those contained in this Offer to Purchase and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Offer to Purchase is accurate as of any date other than the date on the front of this Offer to Purchase. The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. None of the Company, its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to tender such Holder’s Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to tender your Securities for purchase and, if so, the principal amount of Securities to be tendered and the price at which you will tender.

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully the remainder of this Offer to Purchase because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my Securities?

Atlanticus Holdings Corporation, a Georgia corporation (“Atlanticus,” the “Company,” “we,” “our,” or “us”), is offering to purchase for cash up to $100 million aggregate principal amount (the “Tender Cap”) of our 5.875% Convertible Senior Notes due 2035 (the “Securities”). The offer to purchase the Securities described herein is referred to as the "Offer." This Offer represents approximately 71.7% of the aggregate principal amount of the Securities as of June 19, 2014. (Page 8)

How much will the Company pay and what is the form of payment?

We are conducting the Offer through a procedure commonly called a “Modified Dutch Auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell the Securities. We are offering to purchase the Securities up to the Tender Cap at a price (in increments of $0.50 per $1,000 principal amount) not greater than $360 nor less than $300 per $1,000 principal amount (the “Price Range”). Under the “Modified Dutch Auction” procedure, we will determine a single price that we will pay per $1,000 principal amount for the Securities validly tendered and not properly withdrawn taking into account the total amount of the Securities tendered and the prices specified by tendering Holders. We will select the lowest purchase price that will allow us to purchase up to $100 million aggregate principal amount of the Securities or such lesser amount of such Securities as are validly tendered and not properly withdrawn, at a price within the Price Range, provided that, if an aggregate of $75,000,000 or more in principal amount of the Securities is validly tendered and not properly withdrawn pursuant to the Offer, the Company will pay a purchase price of $420 per $1,000 principal amount of the Securities validly tendered and accepted for purchase (the “Purchase Price”). No tenders will be accepted outside the Price Range.  All Securities acquired pursuant to this Offer will be acquired at the same Purchase Price, including those Securities tendered at a price lower than the Purchase Price.  Only Securities validly tendered at prices at or below the applicable Purchase Price selected by us, and not properly withdrawn, will be purchased.

By tendering the Securities, Holders will be agreeing to waive their right to receive payment for accrued and unpaid interest on the Securities validly tendered and accepted for purchase, from the last interest payment date to the date on which such Securities are purchased.

We will pay the Purchase Price in cash. (Page 8)

What happens if the Offer is oversubscribed?

If the aggregate amount of Securities tendered exceeds the Tender Cap, only $100 million aggregate principal amount of the Securities will be accepted for purchase. We will accept the Securities on a pro rata basis. Due to the proration provisions described in this Offer to Purchase, we may not purchase all of the Securities tendered at or below the Purchase Price if more than the aggregate principal amount of Securities that we seek to purchase are tendered at or below the Purchase Price. Securities not purchased in the Offer will be returned to the tendering Holders at our expense promptly after the Expiration Date.

How do I set the Purchase Price?

If you desire to tender Securities pursuant to this Offer, you must indicate the price within the Price Range (in increments of $0.50 per $1,000 principal amount) at which you wish to tender the Securities.  A beneficial owner whose Securities are held through a broker, dealer, commercial bank, trust company or other nominee must communicate its acceptance and submit a price within the Price Range at which it wishes to tender such Securities through its nominee to the Depository Trust Company ("DTC").

Alternatively, if you wish to maximize the chance that we will purchase your Securities, you should refrain from specifying a price at which you are tendering your Securities, in which case, you will accept the applicable Purchase Price selected by us in this Offer. You should understand that not specifying a price at which your Securities are being tendered may have the effect of lowering the applicable Purchase Price paid for the Securities and could result in your Securities being purchased at the minimum price of $300 per $1,000 principal amount. (Page 8)

Why is the Company offering to purchase the Securities?

The purpose of the Offer is to reduce the principal amount of our outstanding indebtedness. (Page 12)

How will the Company fund the purchase of the Securities?

We intend to fund the Purchase Price with a loan from Bravo Ventures, LLC, a Nevada limited liability company (“Bravo”). Bravo is 50% owned by a trust under the beneficial ownership or control of David G. Hanna, the Chairman of the Board and Chief Executive Officer of the Company and one of the Company’s two largest shareholders, and 50% owned by a trust under the beneficial ownership or control of Frank J. Hanna, III, the other of the Company’s two largest shareholders and David G. Hanna’s brother. The loan is secured by all of the Company’s available collateral. The interests of all unsecured creditors, including the Holders of the Securities that remain outstanding after the Offer, will be effectively subordinate to the loan from Bravo. The loan will bear interest at the rate of 9% per annum and mature one year from the closing of the Offer. The Company does not have a financing alternative to the loan from Bravo. At this time, the Company has not made arrangements for repaying the loan. For more information, see the Loan and Security Agreement, dated June 23, 2014, among the Company, as borrower, certain subsidiaries of the Company named therein, as guarantors, and Bravo, as lender (the “Loan and Security Agreement”), a copy of which can be obtained by following the instructions set forth below under "Important Information Concerning the Offer — Additional Information.” (Pages 12 and 25)

How can I determine the market value of the Securities?

There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Company’s Common Stock into which the Securities are convertible and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Offer. The Common Stock, no par value, of the Company (the "Common Stock") into which the Securities are convertible is listed on the NASDAQ Global Select Market ("NASDAQ") under the symbol “ATLC.” On June 19, 2014, the closing price of the Common Stock on NASDAQ was $2.89 per share. (Page 13)

What does the board of directors of the Company think of the Offer?

The board of directors of the Company has not made any recommendation as to whether you should tender your Securities pursuant to the Offer. You must make your own decision whether to tender your Securities pursuant to the Offer and, if so, the principal amount of Securities to be tendered and the price at which you will tender. (Page 9)

When does the Offer expire?

The Offer expires at 11:59 p.m., New York City time, on Monday, July 21, 2014, unless extended by us (such time and date, as the same may be extended, the “Expiration Date”). If the Expiration Date is extended, we will issue a public announcement (in the form of a press release) no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date setting forth a new time and date for the Expiration Date. (Page 9)

What are the conditions to the purchase by the Company of the Securities?

The Offer is subject to the condition that any purchase made pursuant to the Offer must be lawful and in satisfaction of the procedural requirements described in this Offer to Purchase. (Page 10)

How do I tender my Securities?

The procedures for tendering your Securities depend on the manner in which your Securities are held:

•
If your Securities are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to tender your Securities and instruct such nominee to tender the Securities on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should tender your Securities electronically through DTC’s Automated Tender Offer Program ("ATOP"), subject to the terms and procedures of ATOP.

By tendering your Securities through the transmittal procedures of DTC, you agree to be bound by the terms set forth in this Offer to Purchase. (Page 15)

If I tender my Securities, when will I receive payment for them?

We will pay the purchase price for Securities validly tendered and accepted for purchase promptly following the Expiration Date, if the Offer is not extended. If the Offer is extended, we will pay for Securities validly tendered and accepted for purchase promptly following the expiration of the extended Offer. We will forward to U.S. Bank National Association (the "Trustee" or "Paying Agent") the appropriate amount of cash required to pay the Purchase Price in immediately available (same-day) funds. The Paying Agent will distribute promptly the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. The timing of our acceptance for purchase of Securities tendered pursuant to the Offer is subject to Rule 13e-4(f)(5) under the Securities

Exchange Act of 1934, as amended (the “Exchange Act”), which requires that we pay the Purchase Price offered or return the Securities deposited by or on behalf of Holders promptly after the termination or withdrawal of the Offer. (Page 17)

Until what time can I withdraw previously tendered Securities?

You can withdraw Securities previously tendered for purchase at any time until 11:59 p.m., New York City time, on July 21, 2014. Thereafter, such tenders are irrevocable except that Securities not accepted for purchase may be withdrawn at any time after August 18, 2014 (40 business days after the commencement of the Offer). (Page 17)

How do I withdraw previously tendered Securities?

To withdraw previously tendered Securities, you must comply with the withdrawal procedures of DTC prior to 11:59 p.m., New York City time, on July 21, 2014. (Page 17)

Do I need to do anything if I do not wish to tender my Securities for purchase?

No. If you do not tender your Securities before the expiration of the Offer, we will not purchase your Securities on the Expiration Date and such Securities will remain outstanding subject to their existing terms and will continue to accrue interest under the terms of the Indenture. As a result of the consummation of the Offer, the aggregate principal amount of Securities that remains outstanding may be noticeably reduced. This may adversely affect the liquidity of and, consequently, the market prices for the Securities that remain outstanding after consummation of the Offer. Holders of the Securities that do not tender will continue to have the right to convert such Securities into cash and shares of Common Stock under the terms and subject to the conditions specified in the Indenture.  The terms and conditions governing the Indenture, including the covenants and other protective provisions contained in the Indenture, will remain unchanged. No amendment to the Indenture is being sought. On June 19, 2014, the closing price on NASDAQ for a share of Common Stock was $2.89. You should obtain current market quotes for the Securities and the Common Stock before making your decision to tender. (Page 12)

If I choose to tender my Securities for purchase, do I have to tender all of my Securities?

No. You may tender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to tender a portion of your Securities for purchase, however, you must tender your Securities in a principal amount of $1,000 or an integral multiple thereof. (Page 14)

Are there any risks associated with my decision to tender or not tender my Securities?

Yes. Securities not tendered will be subordinated to the loan from Bravo, which will be used to pay the Purchase Price. In the event of bankruptcy or similar proceeding, the Company’s assets might not be sufficient to satisfy its debt obligations and Holders that did not tender may receive no payment on their Securities. Moreover, there is a limited trading market for the Securities and it is possible that the consummation of the Offer (or future offers on potentially more favorable terms) may further limit that trading market so Holders that fail to tender may find their Securities offer little liquidity. On the other hand, if a bankruptcy proceeding were instituted shortly after consummation of the Offer, it is possible a bankruptcy court may require Holders that tendered to repay the Purchase Price. In addition, it is possible that the Company will offer to purchase the Securities on more favorable terms in the future. See “Certain Significant Considerations” for more information. (Page 6)

If I do not tender my Securities for purchase, will it affect my conversion rights?

No. If you do not tender your Securities for purchase, your conversion rights will not be affected. The current Conversion Rate (as defined in the Indenture) of the Securities is 40.6262 shares of Common Stock per $1,000 principal amount of the Securities. You will continue to have the right to convert each $1,000 principal amount of Securities into shares of Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. Under the terms of the Indenture, the Securities are only convertible if one of the criteria for conversion has been satisfied. Given that none of the criteria for conversion has been satisfied recently, the Securities currently are not convertible. (Page 12)

Can the Offer be amended?

Yes. We reserve the right, in our sole discretion, to amend the terms of the Offer in any respect, including extending the Expiration Date and retain all Securities tendered pursuant to the Offer, subject, however, to the withdrawal rights of Holders. (Page 9)

If I tender my Securities for purchase in the Offer, is that a taxable transaction for U.S. federal income tax purposes?

Yes. The receipt of cash in exchange for Securities pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequences to you. (Page 20)

Who is the Paying Agent?

U.S. Bank National Association, the Trustee under the Indenture, is serving as Paying Agent in connection with the Offer. Its contact information is set forth on the front cover page of this Offer to Purchase.

Who can I talk to if I have questions about the Offer?

Questions and requests for assistance in connection with the tender of Securities for purchase pursuant to the Offer may be directed to the Paying Agent using the contact information set forth on the cover of this Offer to Purchase.

CERTAIN SIGNIFICANT CONSIDERATIONS
The following considerations, in addition to other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each Holder before deciding whether to tender Securities pursuant to the Offer.

The right to receive payments on the Securities is effectively subordinated to the rights of our existing and future secured creditors. The Securities are unsecured and therefore are effectively subordinated to any of our existing and future secured obligations to the extent of the value of the assets securing such obligations. In the event of a fully subscribed tender for the Securities, we will borrow $42.0 million under a new senior secured term loan structured for this purpose. This term loan facility already has been closed with funding subject only to completion of this Offer and other customary conditions. The term loan is senior in all respects to the Securities, and we have pledged all available collateral to the term loan lender. As a result, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of the Company, our assets will be available to satisfy obligations of our senior secured debt including this term loan before any payment may be made on the Securities. To the extent that such assets cannot satisfy in full our secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment (or effectively senior if the debt were issued by a subsidiary) with the Securities. In such an event, we may not have sufficient assets remaining to pay amounts on any or all of the Securities. Additionally, as of March 31, 2014, Atlanticus Holdings Corporation, excluding its subsidiaries, had outstanding $45.6 million of secured indebtedness, which would rank senior in right of payment to the Securities. Included in senior secured indebtedness are certain guarantees we have executed in favor of our subsidiaries.

The Securities are junior to the indebtedness of our subsidiaries. The Securities are structurally subordinated to the existing and future claims of our subsidiaries’ creditors. Holders of the Securities are not creditors of our subsidiaries. Any claims of holders of the Securities to the assets of our subsidiaries derive from our own equity interests in those subsidiaries. Claims of our subsidiaries’ creditors will generally have priority as to the assets of our subsidiaries over our own equity interest claims and will therefore have priority over the holders of the Securities. Consequently, the Securities are effectively subordinate to all liabilities, whether or not secured, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. Our subsidiaries’ creditors also may include general creditors and taxing authorities. As of March 31, 2014, our subsidiaries had total liabilities of approximately $223.7 million (including the $45.6 million of senior secured indebtedness mentioned above), excluding intercompany indebtedness. In addition, in the future, we may decide to increase the portion of our activities that we conduct through subsidiaries.

The Securities are not currently convertible and may not become convertible in the near future. Under the terms of the Indenture, the Securities only are convertible if one of the criteria for conversion has been satisfied. The Securities currently are not convertible. Moreover, since the date of issuance, the Securities only have been convertible during one brief period.

There is a limited trading market for the Securities and consummation of the Offer may limit that trading market further. The Securities are not listed on any national or regional securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. There is no established public market for the Securities. To our knowledge, the Securities are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Securities may not be available. The Securities that were issued in the original private placement are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market; those Securities that were resold under the registration statement on Form S-3, filed on March 10, 2006 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), are not eligible for trading on the PORTAL Market. To the extent that Securities are tendered and accepted for purchase pursuant to the Offer, the trading market for Securities that remain outstanding is likely to be even more limited. A debt security with a smaller outstanding principal amount available for trading, or “float,” may command a lower price than a comparable debt security with a larger float. Therefore, the market prices for Securities that are not tendered and accepted for purchase pursuant to the Offer may be adversely affected to the extent that the principal amount of Securities purchased pursuant to the Offer reduces the float. A reduced float also may increase the volatility of the trading prices of Securities that are not purchased in the Offer. To the extent that a market continues to exist for such Securities, the Securities may trade at discounts compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, the performance of the Company and other factors. The extent of the market for the Securities and the availability of market quotations will depend upon the number of Holders remaining at such time, the interest in maintaining a market in the Securities on the part of securities firms and other factors. Therefore, Holders that do not tender pursuant to the Offer may not have any further opportunity to gain liquidity for the Securities.

We may purchase Securities following consummation of the Offer on terms that are either more or less favorable than those in the Offer in the near future. We may purchase or repay any Securities not tendered in the Offer on terms that could be more or less favorable to Holders than the terms of the Offer in the near future. We may, at any time and from time to time, purchase or retire additional amounts of our outstanding Securities through cash purchases and/or exchanges for other securities of the Company, in open market transactions or privately negotiated transactions, or through subsequent tender or exchange offers, repayment at maturity or otherwise, if we can do so on attractive terms. Any other purchases may be made on the same terms or on terms that are more or less favorable to Holders than the terms of the Offer. If we repurchase Securities not tendered in the Offer on terms that are less favorable than the terms of the Offer, those Holders that participated in the Offer will be better off than those that did not participate in the Offer.

If a Holder tenders its Securities pursuant to the Offer and we subsequently file or are forced into bankruptcy, such Holder may be required under U.S. bankruptcy and other laws to repay the Purchase Price it received. If a Holder tenders its Securities in the Offer and the Company subsequently files or is forced into bankruptcy, the Purchase Price received may be treated as a fraudulent transfer or preference under U.S. bankruptcy laws and may be avoided and required to be returned or disallowed. Specifically, if a Holder chooses to tender Securities in the Offer and the Company were to file for bankruptcy or the Company’s creditors were to force it into bankruptcy within 90 days after the consummation of the Offer, there is a risk that the bankruptcy court may determine that the payment of the Purchase Price is a voidable preference made at the expense of the Company’s other creditors and, consequently, avoid such payments. In that event, a Holder may be required to return the Purchase Price it received.

IMPORTANT INFORMATION CONCERNING THE OFFER
1.Information Concerning the Company. We are a provider of various credit and related financial services and products to or associated with the financially underserved consumer credit market—a market represented by credit risks that regulators classify as “sub-prime.” We manage our business activities through two reportable segments—Credit and Other Investments, and Auto Finance. Within our Credit and Other Investments segment, we offer point-of-sale financing whereby we partner with retailers and service providers to provide credit to their customers for the purchase of goods and services or the rental of goods under rent-to-own arrangements. Within this segment, we also collect on portfolios of credit card receivables underlying now-closed credit card accounts and test limited investment activities in ancillary finance, technology and other products as we seek to capitalize on our expertise and infrastructure. Within our Auto Finance segment, our CAR subsidiary operations principally purchase and/or service loans secured by automobiles from or for a pre-qualified network of independent automotive dealers and automotive finance companies in the buy-here, pay-here, used car business. We purchase auto loans at a discount and with dealer retentions or holdbacks that provide risk protection. Also within our Auto Finance segment, we manage portfolios of auto finance receivables that we previously originated through franchised and independent auto dealers in connection with prior business activities, as well as provide additional lending products, such as floor plan financing and additional installment lending products to certain dealers.

Our principal executive offices are located at Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328. Our telephone number is (770) 828-2000.

2.Information Concerning the Offer and the Securities.

2.1    The Company’s Offer to Purchase the Securities. We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, up to $100 million aggregate principal amount of the Securities. As of June 19, 2014, there was approximately $139.5 million aggregate principal amount of the Securities outstanding. The up to $100 million aggregate principal amount of the Securities we are offering to purchase pursuant to this Offer to Purchase represents approximately 71.7% of the outstanding Securities. The Company will fund the Purchase Price through a secured loan senior in right of payment to the Securities and any other current or future unsecured obligations of the Company.

This Offer and our obligation to purchase and pay for the Securities validly tendered and not validly withdrawn is not conditioned upon any minimum amount of Securities being tendered. The Offer is, however, conditioned upon the satisfaction or waiver, on or prior to the Expiration Date, of the conditions set forth below under “Important Information Concerning the Offer — Conditions to the Offer.” Also, the Company reserves the right to make changes to the terms of the Offer. For more information, see “Important Information Concerning the Offer —Expiration Date; Extension, Termination, Amendments.”

2.2    Purchase Price. We are conducting the Offer through a procedure commonly called a “Modified Dutch Auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell the Securities. We are offering to purchase the Securities up to the Tender Cap at a price (in increments of $0.50 per $1,000 principal amount) not greater than $360 nor less than $300 per $1,000 principal amount. Under the “Modified Dutch Auction” procedure, we will determine a single price that we will pay per $1,000 principal amount for the Securities validly tendered and not properly withdrawn taking into account the total amount of the Securities tendered and the prices specified by tendering Holders. We will select the lowest purchase price that will allow us to purchase up to $100 million aggregate principal amount of the Securities or such lesser amount of such Securities as are validly tendered and not properly withdrawn, at a price within the Price Range, provided that, if an aggregate of $75,000,000 or more in principal amount of the Securities is validly tendered and not properly withdrawn pursuant to the Offer, the Company will pay a purchase price of $420 per $1,000 principal amount of the Securities validly tendered and accepted for purchase. No tenders will be accepted outside the Price Range.  All Securities acquired pursuant to this Offer will be acquired at the same Purchase Price, including those Securities tendered at a price lower than the Purchase Price.  Only Securities validly tendered at prices at or below the applicable Purchase Price selected by us, and not properly withdrawn, will be purchased.

By tendering the Securities, Holders will be agreeing to waive their right to receive payment for accrued and unpaid interest on the Securities validly tendered and accepted for purchase, from the last interest payment date to the date on which such Securities are purchased.

We will pay the Purchase Price in cash.

The Purchase Price bears no relationship to the market price of the Securities or the Common Stock. Thus, the Purchase Price may be significantly higher or lower than the market price of the Securities on the Expiration Date. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and the Common Stock before making a decision whether to tender their Securities for purchase and, if so, the principal amount of the Securities to be tendered and the price at which it will tender.

The Company is not, nor is its board of directors or employees, making any recommendation to Holders as to whether to tender or refrain from tendering Securities for purchase pursuant to this Offer. Each Holder must make its own decision whether to tender its Securities for purchase and, if so, the principal amount of Securities to tender based on such Holder’s assessment of the current market value of the Securities and the Common Stock and other relevant factors.

2.3    Proration. The amount of Securities that are purchased pursuant to this Offer is subject to the Tender Cap. If the aggregate principal amount of the Securities tendered exceeds the Tender Cap, only $100 million in aggregate principal amount of the Securities will be accepted for purchase, on a pro rata basis from among such Securities validly tendered and not properly withdrawn. We will make appropriate adjustments to avoid purchases of the Securities in a principal amount other than an integral multiple of $1,000. We will not be able to determine whether the Offer is oversubscribed or what the effects of proration may be until after the Expiration Date has passed.

Any principal amount of the Securities tendered but not purchased pursuant to the Offer because of proration will be returned to the tendering Holders at our expense promptly following the earlier of the Expiration Date or the date on which the Offer is terminated. In the event that proration of tendered Securities is required, the Company will determine the final proration factor promptly after the Expiration Date. Although we do not expect to be able to announce the final results of such proration until approximately three business days after the Expiration Date, we will announce preliminary results of proration by press release promptly after the Expiration Date. Holders may obtain such preliminary proration information from the Paying Agent.

2.4    Expiration Date; Extension, Termination, Amendments. The Offer will expire at 11:59 p.m., New York City time, on July 21, 2014, unless extended by the Company.

Subject to applicable law, the Company reserves the right to extend the Offer on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the Paying Agent and DTC and by making a public announcement (in the form of a press release) prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the Offer, the Securities previously tendered pursuant to the Offer (and not validly withdrawn) will remain subject to the Offer and may, subject to the terms and conditions of the Offer, be accepted for purchase by the Company, subject to withdrawal rights of Holders of the Securities. For purposes of the Offer, the term “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are permitted or obligated by law to be closed.

Subject to applicable law, the Company reserves the right, in its sole discretion, to (1) waive any condition to the Offer and accept all the Securities previously tendered pursuant to the Offer up to an aggregate principal amount of $100 million, and subject to the proration described herein, (2) extend the Expiration Date and retain all Securities tendered pursuant to the Offer, subject, however, to the withdrawal rights of Holders of the Securities as described herein, (3) amend the terms of the Offer in any respect, and (4) terminate the Offer and not accept for purchase any Securities upon failure of any of the conditions to the Offer.

Any amendment to the Offer will apply to all Securities that are tendered pursuant to the Offer regardless of when or in what order such Securities were tendered. If the Company makes a material change in the terms of the Offer, the Company will disseminate additional tender offer materials and will extend the Offer, in each case, to the extent required by law to ensure that the Offer remains open for at least five business days after the date that notice of any such change is first published, given or sent to Holders of Securities by the Company. In addition, if the Company changes either (a) the principal amount of the Securities subject to the Offer or (b) the purchase price of the Securities subject to the Offer, then the Offer will be amended to the extent required by law to ensure that the Offer remains open for at least ten business days after the date that notice of any such change is first published, given or sent to Holders of Securities by the Company.

The Company reserves the right, in its sole discretion, to terminate the Offer if any conditions applicable to the Offer set out under “Important Information Concerning the Offer — Information Concerning the Offer and the Securities — Conditions to the Offer” have not been satisfied or waived by the Company on or prior to the Expiration Date. Any such termination will be followed promptly by a public announcement (in the form of a press release) of the termination and the Company also will inform promptly the Paying Agent and DTC of its decision to terminate the Offer.

In the event that the Offer is withdrawn or otherwise not completed, the Purchase Price will not be paid or become payable to Holders that have validly tendered their Securities pursuant to the Offer. In any such event, any Securities previously tendered pursuant to the Offer will be returned to the tendering Holder in accordance with Exchange Act Rule 13e-4(f)(5).

2.5    Conditions to the Offer. This Offer and our obligation to purchase and pay for the Securities validly tendered and not validly withdrawn is not conditioned upon any minimum amount of Securities being tendered. The Offer is, however, conditioned upon the satisfaction or waiver, on or prior to the Expiration Date, of the conditions set forth below. If these conditions to the Offer are not satisfied or waived by the Company on or prior to the Expiration Date, the Company will not be obligated to accept for purchase or to pay for any of the Securities and any Securities that were previously tendered pursuant to this Offer will be returned promptly to the tendering Holders.

Subject to applicable law and notwithstanding any other provision of the Offer and in addition to (and not in limitation of) the Company’s rights to terminate, extend and/or amend the Offer in its sole discretion, the Company shall not be required to accept for purchase, or to pay for, any tendered Securities if any of the following have occurred on or prior to the Expiration Date:

(1)    there shall have been instituted, threatened in writing, or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that in the reasonable judgment of the Company, either (a) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company or (b) would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the Offer;

(2)    an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, threatened in writing, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administration agency or instrumentality that, in the reasonable judgment of the Company, would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

(3)    the Trustee shall have objected in any respect to or taken any action that could, in the reasonable judgment of the Company, adversely affect the consummation of the Offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in the making of the Offer or the acceptance of, or payment for, the Securities;

(4)    there shall have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any material adverse change in the price of the Securities in the United States or other major securities or financial markets, (c) a material impairment in the United States trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or other major financial markets (whether or not mandatory), (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of the Company, would or would reasonably be expected to affect the extension of credit by banks or other lending institutions, (f) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof; or

(5)    there shall have been an event or events or the occurrence of an event or events shall be likely to occur that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offer or materially impair the contemplated benefits of the Offer.

The conditions to the Offer are for the sole benefit of and may be asserted by the Company, in its sole discretion, regardless of the circumstances giving rise to such conditions, or may be waived (subject to applicable law) by the Company, in whole or in part, at any time or from time to time on or prior to the

Expiration Date, in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time on or prior to the Expiration Date.

2.6    Purpose of the Offer. The purpose of the Offer is to reduce the principal amount of our outstanding indebtedness.

2.7    Source of Funds. In the event any Securities are tendered and accepted for payment, we intend to fund the Purchase Price with cash obtained from a loan from Bravo. Bravo is 50% owned by a trust under the beneficial ownership or control of David G. Hanna, the Chairman of the Board and Chief Executive Officer of the Company and one of the Company’s two largest shareholders, and 50% owned by a trust under the beneficial ownership or control of Frank J. Hanna, III, the other of the Company’s two largest shareholders and David G. Hanna’s brother. The loan is secured by all of the Company’s available collateral. The interests of all unsecured creditors, including the Holders of the Securities that remain outstanding after the Offer, will be effectively subordinate to the loan from Bravo. The loan will bear interest at the rate of 9% per annum and matures one year from the closing of the Offer. The Company does not have a financing alternative to the loan from Bravo. At this time, the Company has not made arrangements for repaying the loan. For more information, see the Loan and Security Agreement, a copy of which can be obtained by following the instructions set forth below under “Important Information Concerning the Offer — Additional Information.”

2.8    Untendered Securities. Holders that do not tender their Securities for purchase pursuant to the Offer or that validly withdraw their Securities on or prior to the Expiration Date will continue to hold the Securities pursuant to the terms of the applicable Indenture. Holders that do not tender their Securities for purchase pursuant to the Offer or that withdraw their Securities on or prior to the Expiration Date will continue to have the right, during the period the Securities are convertible as specified in the Indenture, to convert the Securities into cash and shares of the Company’s Common Stock.

2.9    Conversion Rights, Redemption Rights and Repurchase Rights of the Securities. Holders that do not tender their Securities for purchase pursuant to the Offer will maintain their conversion rights with respect to their Securities, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. The current Conversion Rate of the Securities is 40.6262 shares of Common Stock per $1,000 principal amount of Securities. Holders that tender their Securities pursuant to the Offer may retain their conversion rights with respect to such Securities, subject to the terms and conditions of the Indenture and the Securities, only if such tender has been validly withdrawn prior to the Expiration Date, as described in “Important Information Concerning the Offer — Right of Withdrawal.”

A Holder may convert each of its Securities prior to the close of business on the business day immediately preceding November 30, 2035 into cash and shares of Common Stock, if any, only in the following circumstances:

•
during any fiscal quarter if the last reported sale price of our Common Stock is greater than or equal to 130% of the applicable conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•	once the Company calls the Securities for redemption and the redemption has not yet occurred;

•	during prescribed periods, upon the occurrence of specified corporate transactions as described in the Indenture; or

•	on or after November 1, 2035.

In addition to the conversion rights, the Company is required to pay contingent interest during any six-month period from January 30 to and including July 29 and from July 30 to and including January 29, commencing with the six-month period beginning January 30, 2009 if the average trading price (as defined in the Indenture) of the Securities during the five consecutive days ending on the third trading day immediately preceding the first day of the applicable contingent interest period equals or exceeds 140% of the principal amount of the Securities and in certain other circumstances.  On any interest payment date when contingent interest is payable, the contingent interest payable per Security will equal 0.40% per year of the average trading price of such Securities during the applicable five trading day reference period.

The Company may redeem the Securities in whole or in part for cash any time on and after February 4, 2009 if the sale price of our Common Stock has exceeded 140% of the applicable conversion price (as determined in the Indenture) for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption, at a redemption price equal to 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) up to but not including the redemption date.

If the Company undergoes a “fundamental change,” Holders of the Securities will have the right, subject to certain conditions, to require us to repurchase for cash all of their Securities at a repurchase price equal to 100% of the principal amount of the Securities to be repurchased plus accrued and unpaid interest (including contingent interest and liquidated damages, if any) on the Securities up to but not including the date of repurchase. The Indenture provides that a “fundamental change” will occur:

•	upon a change of control (as defined in the Indenture) of Atlanticus;

•	if less than 20% of outstanding shares of Common Stock is beneficially owned by persons other than the permitted owners; or

•	our Common Stock is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

2.10    Market for the Securities and the Company’s Common Stock. The Securities are not listed on any national or regional securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. There is no established public market for the Securities. To our knowledge, the Securities are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Securities may not be available. The Securities that were issued in the original private placement are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market; those Securities that were resold under the registration statement on Form S-3, filed on March 10, 2006 pursuant to the Securities Act, are not eligible for trading on the PORTAL Market. To the extent that Securities are tendered and accepted for purchase pursuant to the Offer, the trading market for Securities that remain outstanding is likely to be even more limited. A debt security with a smaller outstanding principal amount available for trading, or “float,” may command a lower price than a comparable debt security with a larger float. Therefore, the market prices for Securities that are not tendered and accepted for purchase pursuant to the Offer may be adversely affected to the extent that the principal amount of Securities purchased pursuant to the Offer reduces the float. A reduced float also may increase the volatility of the trading prices of Securities that are not purchased in the Offer. To the extent that a market continues to exist for such Securities, the Securities may trade at discounts compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, the performance of the Company and other factors. The extent of the market for the Securities and the availability of market quotations will depend upon the number of Holders remaining at such time, the interest in maintaining a market in the Securities on the part of securities firms and other factors.

The Common Stock into which the Securities are convertible is listed on NASDAQ under the symbol “ATLC.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on NASDAQ:

Fiscal Year 2012	High	Low
First Quarter	$6.07	$3.50
Second Quarter	6.00	3.20
Third Quarter	7.35	3.65
Fourth Quarter	4.01	3.25
Fiscal Year 2013
First Quarter	$3.85	$3.02
Second Quarter	4.22	3.38
Third Quarter	4.01	3.49
Fourth Quarter	3.84	3.15
Fiscal Year 2014
First Quarter	$3.59	$1.92
Second Quarter (through June 19, 2014)	3.38	2.05

As of June 19, 2014, there was approximately $139.5 million aggregate principal amount of the Securities outstanding. On June 19, 2014, the closing price of the Common Stock on NASDAQ was $2.89 per share. As of June 19, 2014, there were 13,990,088 shares of Common Stock outstanding (excluding 1,459,233 loaned shares to be returned). We urge you to obtain current market information for the Securities, to the extent available, and the Common Stock before making any decision to tender your Securities pursuant to the Offer.

2.11    Ranking. The Securities are general senior unsecured obligations of the Company and rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness, and are effectively subordinated in right of payment to the Company’s secured indebtedness, to the extent of the value of the assets securing such indebtedness, and to all liabilities and preferred equity of the Company’s subsidiaries. The loan used to fund the payment of the Purchase Price will be secured indebtedness and will rank senior to the Securities that remain outstanding following this Offer.

2.12    Dividends. The Holders of Securities are not entitled to dividends. Upon conversion of the Securities into Common Stock, the Holders will be entitled to dividends, if any, made to holders of Common Stock.

3.Procedures for Tendering the Securities. Holders will not be entitled to receive the Purchase Price for their Securities unless they validly tender, and do not withdraw, the Securities on or before 11:59 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to tender their Securities for purchase. Holders may tender some or all of their Securities; however, any Securities tendered must be in a principal amount of $1,000 or an integral multiple thereof. If Holders do not validly tender their Securities on or before 11:59 p.m., New York City time, on the Expiration Date, their Securities will remain outstanding subject to the existing terms of the Securities and the Indenture.

3.1    Method of Delivery. If your Securities are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to tender your Securities and instruct such nominee to tender the Securities on your behalf through the transmittal procedures of DTC. The Trustee has informed the Company that, as of the date of this Offer to Purchase, all custodians and beneficial holders of the Securities hold the Securities through DTC accounts and that there are no certificated Securities in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Securities tendered for purchase hereunder must be delivered through DTC’s ATOP system. Delivery of Securities and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person tendering such Securities.

3.2    Agreement to be Bound by the Terms of the Offer. By tendering your Securities through the transmittal procedures of DTC, you acknowledge and agree as follows:

•	such Securities shall be purchased as of the Expiration Date pursuant to the terms and conditions set forth in this Offer to Purchase;

•	you agree to all of the terms of this Offer;

•
upon the terms and subject to the conditions set forth in this Offer to Purchase, the Indenture and the Securities, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to the Company all right, title and interest in and to all the Securities tendered, (ii) release and discharge the Company and its directors, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Securities, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Securities or to participate in any redemption or defeasance of the Securities (other than claims with respect to federal securities laws) and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such tendered Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Securities, or transfer ownership of such Securities, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Securities for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Securities (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Purchase Price of any tendered Securities that are purchased by the Company), all in accordance with the terms set forth in this Offer to Purchase;

•
you represent and warrant that you (i) own the Securities tendered and are entitled to tender such Securities and (ii) have full power and authority to tender, sell, assign and transfer the Securities tendered hereby and that when such Securities are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•
you agree, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Securities tendered;

•	you understand that all Securities properly tendered for purchase and not withdrawn prior to 11:59 p.m., New York City time, on the Expiration Date will be purchased at the Purchase

Price, in cash, pursuant to the terms and conditions set forth in this Offer to Purchase and related notice materials, as amended and supplemented from time to time;

•
payment for Securities purchased pursuant to the Offer will be made by deposit of the Purchase Price for such Securities with the Paying Agent, which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•	tenders of Securities may be withdrawn in accordance with the procedures set forth in this Offer to Purchase at any time prior to 11:59 p.m., New York City time, on July 21, 2014;

•
all authority conferred or agreed to be conferred pursuant to the terms of the Offer hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•
the delivery and tender of the Securities is not effective, and the risk of loss of the Securities does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•
all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Securities pursuant to the procedures described in this Offer to Purchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, and acceptance for payment of any tender of Securities in no way shall be deemed a waiver of any rights of the Company against you, whether pursuant to the terms of the Securities or otherwise. In the event of a dispute, a Holder may challenge our determinations in a court of competent jurisdiction.

3.3    Delivery of Securities.

Securities Held Through a Custodian. If you wish to tender Securities pursuant to this Offer and your Securities are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to tender the Securities for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Securities in Global Form” on or prior to 11:59 p.m., New York City time, on the Expiration Date. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Securities held by them as a nominee or in a fiduciary capacity.

Securities in Global Form. If you are a DTC participant who wishes to tender Securities pursuant to this Offer, you must tender to the Company your beneficial interest in the Securities by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Securities on or prior to 11:59 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 11:59 p.m., New York City time, on the Expiration Date.

In tendering through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Offer, including those set forth above under “Important Information Concerning the Offer —

Procedures for Tendering the Securities — Agreement to be Bound by the Terms of the Offer.”

4.Right of Withdrawal. Securities tendered for purchase may be withdrawn at any time prior to 11:59 p.m., New York City time, on July 21, 2014, the Expiration Date. In order to withdraw Securities, you must comply with the withdrawal procedures of DTC prior to 11:59 p.m., New York City time, on July 21, 2014. Securities withdrawn may be retendered by following the tender procedures described in Section 3 above; provided, however, in order for Securities to be validly retendered pursuant to this Offer, such Securities must be tendered for purchase pursuant to the procedures described in Section 3 above prior to 11:59 p.m., New York City time, on the Expiration Date.

This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant before 11:59 p.m., New York City time, on July 21, 2014. The withdrawal notice must:

•
specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Securities were tendered and such participant’s account number at DTC to be credited with the withdrawn Securities;

•	contain a description of the Securities to be withdrawn (including the principal amount to be withdrawn); and

•
be submitted through the DTC ATOP system by such participant under the same name as the participant’s name listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Securities.

If you tendered your Securities through a custodian or nominee and wish to withdraw your Securities, you will need to make arrangements for withdrawal with your custodian or nominee. Your ability to withdraw the tender of your Securities will depend upon the terms of the arrangements you have made with your custodian or nominee and, if your custodian or nominee is not the DTC participant tendering the Securities, the arrangements between your custodian or nominee and such DTC participant, including any arrangements involving intermediaries between your custodian or nominee and such DTC participant.

For a withdrawal of Securities to be effective, the Paying Agent must receive prior to the Expiration Date a properly transmitted “Request Message” through ATOP. Any Securities validly withdrawn will be deemed to be not validly tendered for purposes of the Offer.

Withdrawal of Securities can only be accomplished in accordance with the foregoing procedures.

You bear the risk of untimely withdrawal of your Securities. You must allow sufficient time for completion of the necessary DTC procedures before 11:59 p.m., New York City time, on July 21, 2014, the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by the Company, in its sole discretion. In the event of a dispute, a Holder may challenge our determinations in a court of competent jurisdiction. None of Atlanticus, the Trustee, the Paying Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

5.Acceptance of Securities for Purchase; Payment for Tendered Securities. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms of any such extension or amendment) and subject to applicable law, Holders of Securities that tender their Securities (and do not validly withdraw such tenders) pursuant to the Offer on or prior to the Expiration Date will be eligible to receive the applicable Purchase Price for such Securities. Upon the terms and subject to the conditions of the Offer, the Company will purchase, by accepting for purchase following the Expiration Date, and will pay for such Securities promptly following the date on which such Securities are accepted for purchase. The Company reserves the right, in its sole discretion, to delay acceptance for purchase of Securities tendered pursuant to the Offer or the payment for Securities accepted for purchase pursuant to the Offer (subject to Exchange Act Rule 13e-4(f)(5), which requires that the Company pay the applicable Purchase Price offered or return the Securities deposited by or on behalf of the Holders of Securities promptly after the termination or withdrawal of the Offer) if any of the conditions to the Offer shall not have been satisfied or waived by the Company on or prior to the Expiration Date or in order to comply in whole or in part with any applicable law, in either case, by oral or written notice of such delay to the Paying Agent and DTC. In all cases, payment for Securities accepted for purchase pursuant to the Offer will be made only after a Holder complies with the terms and procedures of DTC’s ATOP.

For purposes of the Offer, the Company will be deemed to have accepted for purchase validly tendered Securities (or defectively tendered Securities with respect to which the Company has waived such defect) if, as and when the Company gives oral or written notice thereof to the Paying Agent. The Company will pay the purchase price for Securities validly tendered and accepted for purchase promptly following the Expiration Date, if the Offer is not extended. If the Offer is extended, the Company will pay for Securities validly tendered and accepted for purchase promptly following the expiration of the extended Offer. The Company will forward to the Paying Agent the appropriate amount of cash required to pay the Purchase Price in immediately available (same-day) funds. The Paying Agent will distribute promptly the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. The timing of the Company’s acceptance for purchase of Securities tendered pursuant to the Offer is subject to Exchange Act Rule 13e-4(f)(5), which requires that the Company pay the Purchase Price offered or return the Securities deposited by or on behalf of Holders promptly after the termination or withdrawal of the Offer.

Tenders of the Securities pursuant to the Offer will be accepted only in principal amounts of $1,000 or integral multiples thereof (provided that no single Security may be repurchased in part unless the principal amount of such Security to be outstanding after such repurchase is equal to $1,000 or an integral multiple thereof).

If, for any reason, acceptance for purchase of or payment for validly tendered Securities pursuant to the Offer is delayed, or the Company is unable to accept for purchase or to pay for validly tendered Securities pursuant to the Offer, then the Paying Agent may, nevertheless, on behalf of the Company, retain tendered Securities, without prejudice to the rights of the Company, but subject to Exchange Act Rule 13e-4(f)(5), which requires that the Company pay the Purchase Price offered or return the Securities tendered promptly after the termination or withdrawal of the Offer.

No alternative, conditional or contingent tenders will be accepted. A tendering Holder waives all right to receive notice of acceptance of such Holder’s Securities for purchase.

Holders of Securities tendered and accepted for purchase pursuant to the Offer agree to waive their right to receive payment for accrued and unpaid interest on such Securities from the last interest payment date to the date on which such Securities are purchased. Under no circumstances will any additional interest be payable because of any delay by DTC in the transmission of funds to the Holders of purchased Securities or otherwise.

No brokerage commissions are payable by Holders to the Paying Agent. If Securities are held through a nominee, Holders should contact their nominee to determine whether any transaction costs are applicable. The Company will pay all other charges and expenses in connection with the Offer.

6.Securities Acquired. Any Securities purchased by us pursuant to this Offer will be retained by the Company or cancelled, as permitted by the terms of the Indenture.

7.Plans or Proposals of the Company. Except as otherwise disclosed below or publicly disclosed on or prior to the date of this Offer to Purchase, the Company does not currently have any plans which would be material to a Holder’s decision to tender Securities for purchase, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•
any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

•
any class of equity securities of the Company to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

Consistent with our corporate strategy, we actively pursue opportunities for potential acquisitions and divestitures, with due diligence and negotiation often at different stages of advancement at any particular time.

8.Interests of Directors, Executive Officers and Affiliates of the Company in the Securities.

Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

•	neither the Company nor any of its executive officers, directors, subsidiaries or other affiliates beneficially owns any Securities;

•	the Company will not purchase any Securities from its executive officers, directors, subsidiaries or other affiliates; and

•	during the 60 days preceding the date of this Offer to Purchase, neither the Company nor any of its officers, directors or affiliates has engaged in any transactions in the Securities.

Certain of our directors and executive officers are participants in equity compensation plans and arrangements involving our Common Stock, as disclosed by us in filings with the SEC prior to the date hereof. Except as described in this section, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

A list of the directors and executive officers of the Company is attached to this Offer to Purchase as Annex A.

9.Purchases of Securities by the Company and Its Affiliates. Each of the Company and its affiliates, including the Company’s executive officers and directors, is prohibited under applicable U.S. federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Offer until at least the tenth business day after the Expiration Date. Following such time, if any Securities remain outstanding, the Company and its affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. Any decision to purchase Securities after this Offer expires, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities tendered for purchase pursuant to this Offer, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

10.Agreements Involving the Company’s Securities. The Company has entered into the following agreements relating to the Securities:

•	The Original Indenture;

•	The Supplemental Indenture; and

•	The Loan and Security Agreement.

Copies of the documents listed above can be obtained by following the instructions set forth below under “Important Information Concerning the Offer — Additional Information.”

All agreements involving other securities issued by the Company are described in detail in the documents incorporated by reference into this Offer to Purchase, and no provisions in such agreements are material to this Offer.

11.Material U.S. Federal Income Tax Consequences.  The following is a general discussion of certain U.S. federal income tax considerations of this Offer to U.S. holders and non-U.S. holders (in both cases as defined below) of the Securities. The discussion is based on the Internal Revenue Code, Treasury regulations, judicial decisions, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax considerations that may be relevant to a particular person or to persons subject to special treatment under the U.S. federal income tax laws (such as financial institutions, broker-dealers, insurance companies, expatriates, tax-exempt organizations, persons that are, or hold their Securities through, partnerships or other pass-through entities or U.S. persons who have a functional currency other than the U.S. dollar) or to persons that hold their Securities as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. Moreover, the discussion does not address any tax considerations other than U.S. federal income tax considerations. This summary deals only with holders that hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). No IRS ruling has been or will be sought by us regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. Holders are urged to consult their own tax advisors as to the particular U.S. federal tax considerations to them of this Offer, as well as the effects of state, local and non-U.S. tax laws.

 To ensure compliance with U.S. Treasury Department Circular 230, holders are hereby notified that: (A) any discussion of U.S. federal income tax issues in this Offer to Purchase is not intended or written to be relied upon, and cannot be relied upon, by Holders for the purpose of avoiding penalties that may be imposed on Holders under the Internal Revenue Code; (B) such discussion is included herein in connection with the promotion or marketing (within the meaning of Circular 230) of the transactions or matters addressed herein; and (C) Holders should seek advice based on their particular circumstances from an independent tax advisor.

For purposes of this discussion, a “U.S. holder” means a beneficial owner (as determined for U.S. federal income tax purposes) of a Security that is, or is treated as, one of the following:

•	citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state therein or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” means any beneficial owner (as determined for U.S. federal income tax purposes) of a Security that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a “U.S. holder.”

Notwithstanding the foregoing, neither “U.S. holder” nor “non-U.S. holder” includes a partnership. If a partnership (including any entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a Holder of a Security, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of such partnership. Partners and partnerships are particularly urged to consult their tax advisors as to the particular U.S. federal income tax considerations applicable to them.

11.1    Classification of the Securities

Pursuant to the terms of the Indenture, we and each Holder of Securities agreed to treat the Securities, for U.S. federal income tax purposes, as “contingent payment debt instruments” and to be bound by our application of the U.S. Treasury regulations that govern contingent payment debt instruments (the “CPDI Regulations”), including our determination of the rate at which interest was deemed to accrue on the Securities and the related “projected payment schedule.” The remainder of this discussion assumes that the Securities were and will be treated in accordance with that agreement and our determinations. No authority directly addresses the treatment of all aspects of the Securities for U.S. federal income tax purposes.  Accordingly, no assurance can be given that the IRS will agree with the tax characterizations and the tax considerations described in this summary, and we have not sought an opinion of counsel regarding the classification of the Securities as contingent payment debt instruments or, assuming the Securities are contingent payment debt instruments, the proper comparable yield and projected payment schedule for the Securities. A different treatment of the Securities for U.S. federal income tax purposes could significantly alter the amount, character and treatment of income, gain or loss recognized in respect of the Securities from that which is described below.

11.2    U.S. Holders

Tender of the Securities.  The receipt of cash by a U.S. holder in exchange for a Security will be a taxable transaction for federal income tax purposes.  The amount of gain or loss realized upon the sale will be equal to the difference between (i) the amount of cash received by the U.S. holder, reduced by any excess negative adjustment carryforward, as described below, and (ii) the U.S. holder’s adjusted tax basis in the Security.

Gain recognized generally will be treated as ordinary interest income. Any loss recognized upon the sale will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustment previously taken into account as ordinary loss, as described below, and thereafter, as capital loss (which will be long-term if the Security was held for more than one year). The deductibility of capital losses is subject to limitations.

Adjusted Tax Basis in the Securities and Net Negative Adjustment Amount

Securities that are treated as contingent payment debt instruments are subject to special rules.  If a contingent payment debt instrument is issued for cash or publicly traded property, interest is determined and accrued under the “noncontingent bond method.” Under the noncontingent bond method, for each accrual period, U.S. holders of the Securities accrue interest equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Securities at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the contingent payment debt instrument, whether or not the amount of any payment is fixed or determinable in the taxable year.

In general, the comparable yield of a contingent payment debt instrument is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the contingent payment debt instrument.  We have determined that the comparable yield on the Securities is 9.24%, compounded semi-annually.

The adjusted issue price at the beginning of each accrual period is generally equal to the issue price of the Security plus the amount of interest previously includible in the gross income of the U.S.

holder less any noncontingent payment and the projected amount of any contingent payment contained in the projected payment schedule (as described below) previously made on the contingent payment debt instrument.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes all noncontingent payments and projected amounts for each contingent payment to be made under the contingent payment debt instrument that are adjusted to produce the comparable yield. Holders can obtain the projected payment schedule of the Securities by submitting a written request to us at the following address:  Atlanticus Holdings Corporation, Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328, Attention:  Investor Relations. A U.S. holder is required to use our projected payment schedule to determine its interest accruals and adjustments, unless the U.S. holder determines that our projected payment schedule is unreasonable, in which case the U.S. holder must disclose its own projected payment schedule in connection with its federal income tax return and the reason(s) why it is not using our projected payment schedule.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its accruals under the noncontingent bond method described above when those amounts are paid. Adjustments arising from contingent payments that are greater than the assumed amounts of those payments are referred to as “positive adjustments;” adjustments arising from contingent payments that are less than the assumed amounts are referred to as “negative adjustments.” Positive and negative adjustments are netted for each taxable year with respect to each Security. Any net positive adjustment for a taxable year is treated as additional interest income of the U.S. holder. Any net negative adjustment reduces any interest on the Security for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of interest accrued in prior years, reduced to the extent such interest income was offset by prior net negative adjustments. The balance, if any, is carried forward and treated as a negative adjustment in subsequent taxable years. Finally, to the extent that it has not previously been taken into account, an excess negative adjustment carryforward reduces the amount realized upon a sale, exchange, redemption or other taxable disposition of the Security.

A U.S. holder’s adjusted tax basis in a Security generally will be equal to the Holder’s original purchase price for the Security, increased by the projected contingent payments accrued by the Holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and reduced by the amount of any noncontingent payments and the projected amount of any contingent payments previously made.

Adjusted Tax Basis of Securities Held by Secondary Market Purchasers

Holders that purchased their Securities in the secondary market at a price that was at a discount from, or in excess of, the adjusted issue price of the Securities, should note that special rules will apply that may impact the amount of interest they are required to accrue, the positive and negative adjustments, and to their adjusted tax basis in the Securities.  If a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase, that U.S. holder must determine the extent to which the difference between the price that was paid for the contingent payment debt instrument and the adjusted issue price of the contingent payment debt instrument at the time of purchase is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly over the remaining term of the Security concerned.

If a U.S. holder purchases a contingent payment debt instrument for an amount that is less than the adjusted issue price of that contingent payment debt instrument, that U.S. holder must (a) make positive adjustments increasing the amount of interest that would otherwise be accrued and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph, and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of loss) that would otherwise be recognized upon the receipt, if any, of each remaining contingent payment with respect to the contingent payment debt instrument to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph.

If a U.S. holder purchases a contingent payment debt instrument for an amount that is greater than the adjusted issue price of that contingent payment debt instrument, that U.S. holder must (a) make negative adjustments decreasing the amount of interest that would otherwise be accrued and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph, and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of loss) that would otherwise be recognized upon the receipt, if any, of each remaining contingent payment with respect to the contingent payment debt instrument to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Holders that purchased the Securities other than for cash at original issue at their issue price are urged to consult their own tax advisors as to the particular U.S. federal tax considerations to them of this Offer, as well as the effects of state, local and non-U.S. tax laws.

Information Reporting and Backup Withholding.  A U.S. holder whose Securities are tendered and accepted for payment generally will be subject to information reporting and backup withholding at a rate of 28% with respect to the gross amount of payments made pursuant to the Offer, unless (i) the U.S. holder is a corporation or other exempt recipient and, when required, establishes its exemption from information reporting and backup withholding or (ii) in the case of backup withholding, the U.S. holder provides its correct taxpayer identification (“TIN”), certified that such TIN is correct and that it is not currently subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax and any amount withheld may be credited against a U.S. holder’s U.S. federal income tax liability. If backup withholding results in an overpayment of taxes, a U.S. holder may obtain a refund or credit, provided that the U.S. holder timely furnishes the required information to the IRS.

11.3    Non-U.S. Holders

Tender of the Securities. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the non-U.S. holder’s receipt of cash for the Securities pursuant to the Offer unless: the non-U.S. holder (i) holds the Securities in connection with the conduct of a U.S. trade or business; (ii) actually or constructively owns 10% or more of the total combined voting power of all classes of our voting stock (treating, for such purpose, Securities held by a non-U.S. holder as having been converted into our Common Stock); (iii) is a “controlled foreign corporation” that is directly or indirectly related to us; (iv) is a bank that acquired the Securities in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or (v) fails to properly certify to us or the Paying Agent as to its non-U.S. status (generally on IRS Form W-8BEN) and establish a valid exemption from or reduction of withholding tax under an income tax treaty.

If a non-U.S. holder does not qualify for an exemption from withholding tax under the preceding paragraph and the Note is not effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (or, if required by an applicable income tax treaty with the United States, is not attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), such gain generally will be subject to withholding of U.S. federal income tax at a 30% rate unless such non-U.S. holder is able to claim (on IRS Form W-8BEN) and establish a valid exemption from or reduction of withholding tax under an income tax treaty.

If the Securities are effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty with the United States, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), then, although exempt from U.S. withholding tax (provided the non-U.S. holder provides appropriate certification on IRS Form W-8ECI), the non-U.S. holder will be subject to U.S. federal income tax on gain generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if the non-U.S. holder is a corporation, the gain may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

Information Reporting and Backup Withholding. A non-U.S. holder generally will not be subject to backup withholding with respect to payments made pursuant to the Offer, provided that (i) the non-U.S. holder certifies that it is not a U.S. person (generally, by providing an IRS Form W-8BEN or other applicable IRS Form W-8) or (ii) the non-U.S. holder otherwise establishes an exemption. However, information returns generally will be filed with the IRS in connection with the payment for the Securities. Backup withholding is not an additional tax and any amounts withheld may be used as a credit against a non-U.S. holder’s federal income tax liability. If backup withholding results in an overpayment of taxes, a Non-U.S. holder may obtain a refund or credit, provided that it timely furnishes the required information to the IRS.

11.4    Non-Tendering Holders

A Holder of Securities whose Securities are not purchased pursuant to this Offer generally will not incur any U.S. federal income tax liability as a result of the consummation of this Offer.

The U.S. federal income tax discussion set forth above is included for general information purposes only. All Holders should consult their tax advisors to determine the federal, state, local and non-U.S. tax consequences of the Offer.

12.Legal Proceedings. We are involved in various legal proceedings that are incidental to the conduct of our business. There are currently no pending material legal proceedings. In January 2010 and April 2010, the Company tendered for the purchase of various convertible senior notes, including, in the January 2010 tender offer, the Securities. The Company subsequently sued a group of holders of the convertible senior notes, alleging that they conspired in violation of the Federal antitrust laws not to tender their convertible senior notes at the price being offered. Following a rehearing en banc by the United States Court of Appeals for the 11th Circuit, with respect to which the judges were equally divided and issued no opinion with respect to whether the holders conduct, if true, violated the Federal antitrust laws, the lawsuit ultimately was dismissed.

13.Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material also may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov or at www.atlanticus.com.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition, and we incorporate by reference such documents herein:

•	The Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 28, 2014;

•	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 15, 2014;

•	The Current Reports on Form 8-K filed on February 21, 2014 and May 15, 2014 and the Current Report on Form 8-K/A filed on February 27, 2014;

•
The description of the Company’s Common Stock included in the Registration Statement on Form S-4, filed on May 22, 2009 (File No. 333-159456), including any amendment or report filed for the purpose of updating such description.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

The Schedule TO to which this Offer to Purchase relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Offer to Purchase, we will amend the Schedule TO accordingly.

14.No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Offer.

15.Definitions. All capitalized terms used but not specifically defined in this Offer to Purchase shall have the meanings given to such terms in the Indenture and the Securities.

16.Conflicts. In the event of any conflict between this Offer to Purchase on the one hand and the terms of the Indenture or the Securities or any applicable laws on the other hand, the terms of the Indenture or the Securities or applicable laws, as the case may be, will control.

None of the Company or its board of directors or employees, as applicable, are making any recommendation to any Holder as to whether to tender or refrain from tendering Securities for purchase pursuant to this Offer. Each Holder must make such Holder’s own decision whether to tender such Holder’s Securities for purchase and, if so, the principal amount of Securities to be tendered and the price at which it will tender based on its own assessment of the current market value and other relevant factors.

The Trustee and Paying Agent is:
U.S. Bank National Association.

Contact Information:

U.S. Bank National Association
Mail Code: EP-MN-WS2N
111 Fillmore Avenue
St. Paul, MN 55107-1402
Attention: Specialized Finance

Fax: 651-466-7372
E-mail: cts.specfinance@usbank.com
For Information: (800) 934-6802

Any questions or requests for assistance or additional copies of this Offer to Purchase may be directed to the Paying Agent using the contact information set forth above. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

ANNEX A
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
The following tables set forth the names of each member of the Company’s board of directors and each of the Company’s executive officers:
Directors

Name	Position
David G. Hanna	Chief Executive Officer and Chairman of the Board
Jeffrey A. Howard	President and Director
Deal W. Hudson	Director
Mack F. Mattingly	Director
Thomas G. Rosencrants	Director

Executive Officers

Name	Position
David G. Hanna	Chief Executive Officer and Chairman of the Board
Jeffrey A. Howard	President and Director
William R. McCamey	Chief Financial Officer and Treasurer
Richard W. Gilbert	Chief Operating Officer

The business address of each person set forth above is c/o Atlanticus Holdings Corporation, Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328 and the telephone number there is (770) 828-2000.